Exhibit 31.1

CERTIFICATION
Pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

I, Cary Katz, certify that:

1.

I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing servicing reports filed in respect of periods included in the year covered by this annual report, of College Loan Corporation Trust I;

2.

Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.

Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicers under the servicing agreements, for inclusion in these reports is included in these reports;

4.

Based on my knowledge and upon the annual compliance statement included in the reports and required to be delivered to the trustee in accordance with the terms of the servicing agreements, and except as disclosed in the reports, the servicers have fulfilled their obligations under the servicing agreements; and

5.

The reports disclose all significant deficiencies relating to the servicers’ compliance with the minimum servicing standards based upon the report provided by an independent public accountant after conducting a review of the servicers in compliance with the Compliance Audits (Attestation Engagements) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program, that is included in these reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: ACS Education Services, Inc., Great Lakes Educational Loan Services, Inc. and the Pennsylvania Higher Education Assistance Agency.

Date: March 30, 2006

/s/ Cary Katz
Cary Katz
Chief Executive Officer